Phase 2 Trial of OncBioMune’s Immunotherapy Cancer Vaccine ProscaVax for Prostate Cancer Patients in Active Surveillance Now Open for Enrollment

BATON ROUGE, La., March 19, 2019 (GLOBE NEWSWIRE) -- OncBioMune Pharmaceuticals, Inc. (OTCQB:OBMP) ("OncBioMune" or the "Company"), a clinical-stage biopharmaceutical company engaged in the development of a proprietary therapeutic prostate cancer vaccine immunotherapy and CD71-targeted cancer therapy, today announces that the Phase 2, randomized study of ProscaVax in treatment-naïve patients with clinically localized prostate cancer vs active surveillance is now open for enrollment.

The first open site is Beth Israel Deaconess Medical Center, a member of the Dana- Farber/Harvard Cancer Center and a teaching hospital of Harvard Medical School in Boston, MA.

Although many patients with low-risk localized prostate cancer can be safely monitored with an Active Surveillance strategy in lieu of up-front treatment with surgery or radiation, about half of these patients will ultimately have to undergo treatment due to worsening of their disease. Thus, patients with localized prostate cancer need improved therapies to help prevent worsening of their disease and avoid the side effects of surgery or radiation. This study will evaluate the safety and efficacy of ProscaVax (Prostate-specific antigen (PSA) / Interleukin-2 (IL-2) / Granulocyte-macrophage colony-stimulating factor (GM-CSF)), the Company’s flagship therapeutic cancer vaccine, in patients with localized prostate cancer compared to patients monitored on Active Surveillance.

“In general, this population of patients have two very different options. Either go into active surveillance waiting to see if there is progression of their cancer or have intensive local therapy, which can leave these patients with significant side effects. The goal which we are trying to obtain with this immunotherapy approach is to give these patients a third option which has more intervention than Active Surveillance but with less toxicity than surgery, radiation therapy, or hormonal therapy.”commented Dr. Brian Barnett, Chief Executive Officer at OncBioMune. “Phase 1 data underscores a strong safety profile for ProscaVax, while potentially moderating disease progression as measured by PSA doubling time. The start of this study represents a major milestone for our company.”

The Phase 2 study (randomized 2:1, treatment arm:control group) will enroll 120 adult patients with clinically localized prostate cancer who have received no prior therapy for prostate cancer. For the purpose of this study the primary endpoint will be an analysis of the number and percent of patients with progression at two years in each arm. Statistical assumptions are a 35% progression rate within two years in the control arm and decrease to 15% progression rate in the treatment arm.

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About OncBioMune Pharmaceuticals, Inc.

OncBioMune Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, based on our proprietary therapeutic cancer vaccine technology designed to stimulate the immune system to attack tumor cells without damaging healthy tissue. OncBioMune is headquartered in Baton Rouge, LA.

Forward-Looking Statements

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Contact:

OncBioMune Pharmaceuticals, Inc.

Brian Barnett, MD

Chief Executive Officer

Corporate@oncbiomune.com